                     PRINCIPAL VARIABLE CONTRACTS FUND, INC.
                           SUB-ADVISORY AGREEMENT WITH
                      PRINCIPAL REAL ESTATE INVESTORS, LLC

     AGREEMENT executed as of the 1st day of July, 2005, by and between
PRINCIPAL MANAGEMENT CORPORATION, an Iowa Corporation (hereinafter called "the
Manager") and PRINCIPAL REAL ESTATE INVESTORS, LLC (hereinafter called "PREI").

                              W I T N E S S E T H:

     WHEREAS, the Manager is the manager and investment adviser to Principal
Variable Contracts Fund, Inc., (the "Fund"), an open-end management investment company registered under the Investment Company Act of 1940, as amended (the
"1940 Act"); and

     WHEREAS, the Manager desires to retain PREI to furnish portfolio selection and related research and statistical services in connection with the investment advisory services which the Manager has agreed to provide to the Fund, and PREI desires to furnish such services; and

     WHEREAS, The Manager has furnished PREI with copies properly certified or authenticated of each of the following:

     (a) Management Agreement (the "Management Agreement") with the Fund;

     (b) Copies of the registration statement of the Fund as filed pursuant to the federal securities laws of the United States, including all exhibits and amendments;

     NOW, THEREFORE, in consideration of the premises and the terms and conditions hereinafter set forth, it is agreed as follows:

     1.  Appointment of PREI

     In accordance with and subject to the Management Agreement, the Manager hereby appoints PREI to perform portfolio selection services described in
Section 2 below for investment and reinvestment of the securities and other assets of certain series of the Fund described in Schedule A hereto (the
"Accounts"), subject to the control and direction of the Fund's Board of
Directors, as well as to assume other obligations as specified in Section 2 below, for the period and on the terms hereinafter set forth. PREI accepts such appointment and agrees to furnish the services hereinafter set forth for the compensation herein provided. PREI shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized, have no authority to act for or represent the Fund or the Manager in any way or otherwise be deemed an agent of the Fund or the Manager.

     2. Obligations of and Services to be Provided by PREI

     (a) PREI shall provide with respect to those Accounts of the Fund described in Schedule A hereto all services and obligations of the Manager described in
Section 1, Investment Advisory Services, of the Management Agreement.

     (b) PREI shall use the same skill and care in providing services to the
Accounts as it uses in providing services to fiduciary accounts for which it has investment responsibility. PREI will conform with all applicable rules and regulations of the Securities and Exchange Commission.

     3. Prohibited Conduct

     In providing the services described in this agreement, the Sub-Advisor will not consult with any other investment advisory firm that provides investment advisory services to any investment company sponsored by Principal Life
Insurance Company regarding transactions for the Fund in securities or other assets.

     4.  Compensation

     As full compensation for all services rendered and obligations assumed by
PREI hereunder with respect to the Accounts, the Manager shall pay PREI within
10 days after the end of each calendar month, or as otherwise agreed, an amount representing PREI's actual cost of providing such services and assuming such obligations.

     5.  Duration and Termination of This Agreement

     This Agreement shall become effective as to an Account on the latest of (i)
the date of its execution, (ii) the date of its approval by a majority of the directors of the Fund, including approval by the vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal
Life Insurance Company, PREI or the Fund cast in person at a meeting called for the purpose of voting on such approval and (iii) the date of its approval by a majority of the outstanding voting securities of the Account. It shall continue in effect thereafter from year to year provided that the continuance is specifically approved at least annually either by the Board of Directors of the
Fund or by a vote of a majority of the outstanding voting securities of the
Account and in either event by vote of a majority of the directors of the Fund who are not interested persons of the Manager, Principal Life Insurance Company,
PREI or the Fund cast in person at a meeting called for the purpose of voting on such approval. This Agreement may, on sixty days written notice, be terminated at any time without the payment of any penalty, by the Board of Directors of the
Fund, by vote of a majority of the outstanding voting securities of the Account,
PREI or by the Manager. This Agreement shall automatically terminate in the event of its assignment. In interpreting the provisions of this Section 5, the definitions contained in Section 2(a) of the Investment Company Act of 1940
(particularly the definitions of "interested person," "assignment" and "voting security") shall be applied.

     6.  Amendment of this Agreement

     No amendment of this Agreement as to an Account shall be effective until approved by vote of the holders of a majority of the outstanding voting securities and by vote of a majority of the directors of the Fund who are not interested persons of the Manager, PREI, Principal Life Insurance Company or the
Fund cast in person at a meeting called for the purpose of voting on such approval.

     7. General Provisions

     (a) Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Iowa. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

     (b) Any notice under this Agreement shall be in writing, addressed and delivered or mailed postage pre-paid to the other party at such address as such other party may designate for the receipt of such notices. Until further notice to the other party, it is agreed that the address of PREI and of the Manager for this purpose shall be The Principal Financial Group, Des Moines, Iowa
50392-0200.

     (c) PREI agrees to notify the Manager of any change in PREI's officers and directors within a reasonable time after such change.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.

                     PRINCIPAL MANAGEMENT CORPORATION

                     By /s/Ernest H. Gillum
                        -----------------------------------------------------
                        Ernest H. Gillum, Vice President

                     PRINCIPAL REAL ESTATE INVESTORS, LLC

                     By /s/Patrick G. Halter
                       ------------------------------------------------------
                        Patrick G. Halter, Chief Executive Officer

                                        5
                                   Schedule A

PREI shall serve as investment sub-advisor for each Account identified below.
The Manager will pay PREI, as full compensation for all services provided under this Agreement, a fee, computed and paid monthly, at an annual rate as shown below of the Account's net assets as of the first day of each month allocated to
PREI's management.

                                                                   Sub-Advisor
                          Account                                Percentage Fee

               Real Estate Securities Account........................0.5500%

If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.